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                                                                  RULE 424(b)(3)
                                                      REGISTRATION NO. 333-40669


                             PRICING SUPPLEMENT NO. 19
                       TO PROSPECTUS DATED December 10, 1997
                        (As supplemented December 12, 1997)

                    INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 MEDIUM-TERM NOTES
                                 (Fixed Rate Note)

                     (Due One Year or More from Date of Issue)


Designation: Fixed Rate              Original Issue Date: September 22, 1998
Medium-Term Notes Due
September 22, 2003

Principal Amount:  $185,000,000      Maturity Date: September 22, 2003

Issue Price (as a percentage of      Regular Record Dates:
  Principal Amount):  99.801%        Fifteenth calendar day,
                                     whether or not a Business
                                     Day, immediately preceding
                                     the corresponding Interest
                                     Payment Date

Interest Rate: 5.37%                 Interest Payment Dates:
                                     Semiannually, on the twenty second
                                     (22nd) day of March and September
                                     commencing March 22, 1998

Commission or discount (as           CUSIP No: 459 20Q BL7
a percentage of Principal
Amount):  0.199%

Redemption Provisions: NONE

Form: [X] Book-Entry
      [ ] Certificated


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INTRODUCTION

     This is Pricing Supplement. It describes the Fixed Rate Notes being issued under the Medium Note Program of International Business Machines Corporation. This document adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It does so by providing specific information about the Notes issued in this particular transaction. This Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent that the description of the Notes in this Pricing Supplement is different from the terms which are set forth in the Prospectus Supplement and Prospectus.

INTEREST

     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next day which is a Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of this offering, the term "Business Day" means each day on which commercial banks and foreign exchange markets settle payments in The City of New
York.   We have capitalized a number of terms in this document.  If you do not see a definition for those terms in this document, those terms will have the meanings which we have already given to them in the Prospectus Supplement and the Prospectus.

REDEMPTION

     The Notes are not redeemable by the Company.

PLAN OF DISTRIBUTION

     Notes in the total Principal Amount of $185,000,000 will be sold to the following Agents:

AGENT                         PRINCIPAL AMOUNT TO BE PURCHASED

Bear Stearns & Co. Inc.       $110,000,000
Prudential Securities Inc.      50,000,000
Deutsche Morgan Grenfell Inc.   25,000,000

     The Company will sell the Notes to the listed Agents at the Issue Price set forth at the top of this Pricing Supplement. These Agents, in turn, will resell the Notes to investors at varying prices, which prices may be subject to prevailing market conditions at the time of resale.

Dated: September 17, 1998